------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|   Sullivan        John              M.     |    RailAmerica, Inc. (Nasdaq: RAIL)          |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|  5300 Broken Sound Boulevard               |                         |      4/01          |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Boca Raton      Florida           33487   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |                   |       |      |            |       |      |                    |             |          |
| value $.001 per     |                   |       |      |            |       |      |                    |             |          |
| share               |    4/2/01         |  S    |  --  |   1,000    |  D    | $9.75|         --         |    --       |   --     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |                   |       |      |            |       |      |                    |             |          |
| value $.001 per     |                   |       |      |            |       |      |                    |             |          |
| share               |    4/16/01        |  M    |  --  |  30,000    |  A    | $3.50|         --         |    --       |   --     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |                   |       |      |            |       |      |                    |             |          |
| value $.001 per     |                   |       |      |            |       |      |                    |             |          |
| share               |    4/17/01        |  S    |  --  |   5,000    |  D    | $9.98|         --         |    --       |   --     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |                   |       |      |            |       |      |                    |             |          |
| value $.001 per     |                   |       |      |            |       |      |                    |             |          |
| share               |    4/19/01        |  S    |  --  |   5,000    |  D    | $9.95|         --         |    --       |   --     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock, par   |                   |       |      |            |       |      |                    |             |          |
| value $.001 per     |                   |       |      |            |       |      |                    |             |          |
| share               |    4/23/01        |  S    |  --  |   5,000    |  D    | $9.82|     16,000         |     D       |   N/A    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        | Common |           |             |
|                       |              |          |     |    |       |        |        |        | Stock, |           |             |
| 1992 Stock Option Plan|              |          |     |    |       |        |        |        | $.001  |           |             |
| (Right to buy)        |   $3.50      |  4/16/01 |  M  | -- |  --   | 30,000 | 10/5/93| 10/5/03| par val|   30,000  |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| 1995 Non-Employee     |              |          |     |    |       |        |        |        | Common |           |             |
| Director Stock        |              |          |     |    |       |        |        |        | Stock, |           |             |
| Option Plan           |              |          |     |    |       |        |9/30/99 |        | $.001  |           |             |
| (Right to buy)        |   $6.125     |    --    |  -- | -- |  --   |   --   |  (1)   | 6/30/08| par val|    5,000  |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| 1995 Non-Employee     |              |          |     |    |       |        |        |        | Common |           |             |
| Director Stock        |              |          |     |    |       |        |        |        | Stock, |           |             |
| Option Plan           |              |          |     |    |       |        |4/18/00 |        | $.001  |           |             |
| (Right to buy)        |   $8.75      |    --    |  -- | -- |  --   |   --   |  (2)   |  4/8/09| par val|    5,000  |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| 1995 Non-Employee     |              |          |     |    |       |        |        |        | Common |           |             |
| Director Stock        |              |          |     |    |       |        |        |        | Stock, |           |             |
| Option Plan           |              |          |     |    |       |        |1/1/00  |        | $.001  |           |             |
| (Right to buy)        |   $9.00      |    --    |  -- | -- |  --   |   --   |  (3)   |  1/1/10| par val|   50,000  |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| 1995 Non-Employee     |              |          |     |    |       |        |        |        | Common |           |             |
| Director Stock        |              |          |     |    |       |        |        |        | Stock, |           |             |
| Option Plan           |              |          |     |    |       |        |8/30/00 |        | $.001  |           |             |
| (Right to buy)        |   $6.50      |    --    |  -- | -- |  --   |   --   |  (4)   | 8/30/10| par val|    5,000  |     --      |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|        --           |           --                  |         --           |
|---------------------|-------------------------------|----------------------|
|        --           |           --                  |         --           |
|---------------------|-------------------------------|----------------------|
|        --           |           --                  |         --           |
|---------------------|-------------------------------|----------------------|
|        --           |           --                  |         --           |
|---------------------|-------------------------------|----------------------|
|      65,000         |           D                   |         --           |
------------------------------------------------------------------------------
Explanation of Responses:

(1) Thirty-three and one-third precent (33-1/3%) of such options became exercisable on each of June 30, 1999 and June 30, 2000 and an additional thirty-three and one-third percent (33-1/3%) will become exercisable on June 30, 2001.

(2) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on each of April 8, 2000 and April 8, 2001 and an additional thirty-three and one third percent (33-1/3%) will become exercisable on April 8, 2002.

(3) Thirty three and one-third percent (33-1/3%) of such options became exercisable on each of January 1, 2000 and January 1, 2001 and an additional thirty-three and one-third percent (33-1/3%) will become exercisable on January 1, 2002.

(4) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on August 30, 2000 and an additional thirty-three and one-third percent (33-1/3%)
    will become exercisable on each of August 30, 2001 and August 30, 2002.

**  Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ John M. Sullivan              5/8/2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person      Date
                                                                                            John M. Sullivan
Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)